Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

BUNKER HILL MINING CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	d	Shares of Common Stock, par value $0.0001 per share (“Common Stock”) (2)	457	(c)	571,944,197	$0.091	$52,046,921.93	0.00015310	$7,968.38
Fees to Be Paid	d	Shares of Common Stock (3)	457	(c)	126,107,874	$0.091	$11,475,816.53	0.00015310	$1,756.95
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$63,522,738.46		$9,725.33
	Total Fees Previously Paid						—		$—
	Total Fee Offsets						—		—
	Net Fee Due								$9,725.33

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). The proposed maximum offering price per unit and proposed maximum aggregate offering price are calculated using the average of the bid ($0.09) and asked ($0.092) prices of Common Stock on the OTCQB on June 25, 2025.

(2)	Represents shares of Common Stock registered for resale hereunder.

(3)	Represents shares of Common Stock issuable upon exercise of warrants and registered for resale hereunder.